Exhibit 99.1
CSX Corporation Adopts Majority Voting Standard for Electing Directors
JACKSONVILLE, Fla., (July 12, 2007) — CSX Corporation (NYSE: CSX) announced today that its Board of Directors has amended the Company’s bylaws to adopt a majority-voting standard for the election of directors in uncontested elections. Under the new standard, effective immediately, a director nominee will be elected only if the number of votes cast “for” that nominee exceeds the number of votes “against.”
“The decision by our Board to adopt a majority voting standard reinforces CSX’s commitment to corporate governance practices that provide a greater level of accountability to our shareholders,” said Michael Ward, chairman, president and CEO. “This change further aligns the interests of our Board and our investors, which we believe is a critical element in our ongoing effort to generate long-term shareholder value.”
In the case where an incumbent director does not receive a majority of the votes cast in an uncontested election, the Company’s corporate governance guidelines require the director to tender his or her resignation to the Board. The Board must decide whether to accept the resignation no later than 90 days after the shareholder vote certification. In contested elections, the plurality vote standard will continue to apply.
CSX Corporation, based in Jacksonville, Fla., is a leading transportation company providing rail, intermodal and rail-to-truck transload services. The Company’s transportation network spans approximately 21,000 miles with service to 23 eastern states and the District of Columbia, and connects to more than 70 ocean, river and lake ports. More information about CSX Corporation and its subsidiaries is available at the Company’s web site, www.csx.com.
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